Exhibit 10.01

Via Email & Express Mail

March 19, 2012

Dr. Bami Bastani

[Address]

Dear Bami,

On behalf of Meru Networks, Inc. (the “Company” or “Meru”), I am pleased to offer you the position of President and Chief Executive Officer. You will also be appointed to the Board of Directors effective on your first day of employment.

We have strengthened our management team and made significant investments in our business to take advantage of the rapidly growing Wi-Fi market. I, as do the rest of our Board, feel your skills and experience can provide the leadership we need to accelerate our growth in the coming years. The terms and conditions of your new position with the Company are as set forth below:

1.	Position and Duties.

You are being offered the position of President and Chief Executive Officer reporting to the Board, working out of the Company’s offices in Sunnyvale, California.

You will be employed by Meru as a regular full-time, salaried, exempt employee, provided that we understand that you may concurrently continue as an employee of Trident Microsystems, Inc. for a limited period, although until not later May 1, 2012 (your “Trident Termination Date”), after which time you will dedicate your exclusive working efforts to Meru. As an exempt employee, you are required to exercise your specialized expertise, independent judgment and discretion to provide high-quality services. You are required to follow office policies and procedures adopted from time to time by the Company. The Company reserves the right to change these policies and procedures at any time. You are required to dedicate your full energies, efforts and abilities to your employment with Meru, unless the Board expressly agrees otherwise; provided that the Board of Directors understands that you may continue to serve on the boards of directors of Petrasolar and Skycross. You are not permitted to engage in any business activity that competes with the Company.

2.	Compensation and Benefits.

During your employment the Company will provide you with the following pay and benefits as compensation for all services you performed for the Company and its affiliates:

(a) Base Salary. You will be paid, in accordance with the Company’s standard payroll policy, a salary based on $450,000 per year base salary, less regular payroll deductions, which covers all hours worked. Future salary adjustments will be determined by the Board’s Compensation Committee in its sole discretion. It is expected that your base salary will be reviewed again in connection with the Compensation Committee’s standard review for 2014 executive compensation (anticipated to take place during the first quarter of 2014).

894 Rose Drive | Sunnyvale | CA 94089 | USA | Main: +1 (408) 215-5300 | Fax: +1 (408) 215-5301 | www.merunetworks.com

Dr. Bami Bastani

March 19, 2012

(b) Executive Incentive Plan. You will also be eligible to participate in the 2012 Management Bonus Plan (the “Bonus Plan”) at a target bonus of 100% of your base salary ($450,000), prorated for the portion of 2012 that you serve with the Company. The Bonus Plan is an annual plan focused on profitable top line growth. Terms for the Bonus Plan are subject to approval by the Company’s Compensation Committee.

(c) Participation in Employee Benefit Plans; Expense Reimbursement. You will be eligible to participate in all of the employee benefit plans that the Company customarily maintains from time to time for its full-time executive employees, except to the extent that such plans are duplicative of benefits otherwise provided to you pursuant to this letter. Your participation will be subject to the terms of the applicable plan documents and generally other applicable Company policies. Similarly, the Company will, in accordance with applicable Company policies and guidelines, reimburse you for all reasonable and necessary expenses directly incurred by you in connection with the performance of services as the Company’s President and Chief Executive Officer.

(d) Equity Awards. An important component of our compensation package includes the opportunity for ownership in our Company. After your date of employment and upon approval of the Compensation Committee, I will recommend that the Company grant you an option to purchase 600,000 shares of the Company’s common stock. The per-share exercise price of the options will equal the closing market price of the Company’s common stock on the day the option is granted. These stock options will vest over a four year period at the rate of twenty-five percent (25%) of the shares on the first anniversary of your employment and then 1/48 of the shares monthly thereafter.

Additionally it will be recommended to the Board of Directors that the Company grant you Restricted Stock Units (RSUs) covering a total of 100,000, half of which will vest according to the following schedule:

(i)	10,000 shares vesting on December 31, 2012;

(ii)	17,500 shares vesting on December 31, 2013; and

(iii)	22,500 shares vesting on December 31, 2014;

and the remaining half of which will vest based on the following performance criteria:

(x)	10,000 Stock Units/shares vesting on achievement of the performance criteria generally applicable for executive officer performance-based option grants made in 2010 (for performance in the year ended December 31, 2012);

(y)	17,500 Stock Units/shares vesting on achievement of the performance criteria generally applicable for executive officer RSU grants made in 2011 (for performance in the year ended December 31, 2013); and

Dr. Bami Bastani

March 19, 2012

(z)	22,500 Stock Units/shares vesting on achievement of the performance criteria generally applicable for executive officer RSU grants made in 2012 (for performance in the year ended December 31, 2014);

The specific terms and conditions of the equity grants will be set forth in equity grant agreements to be issued pursuant to the Company’s stock plan that shall supersede the similar terms hereof.

3.	Severance and Change of Control.

You will be eligible to enter into the Company’s standard executive Severance and Change of Control Agreement, copy of which has been enclosed herewith; provided that:

(a)	the salary continuation in the event of Involuntary Termination (as defined therein) [§4(a)(i) thereof] and continuation of health insurance benefits [§4(a)(ii) thereof] shall be eighteen (18) months – or, only in the event you are involuntarily terminated prior to December 31, 2012, twenty-four (24) months; and

(b)	the salary continuation in the event of Involuntary Termination in connection with a Change of Control (as defined therein) [§4(b)(ii) thereof] and continuation of health insurance benefits [§4(b)(iii) thereof] shall be twenty-four (24) months.

The Severance and Change of Control Agreement also provides for acceleration of vesting of all equity awards, the vesting of which is solely time-based (rather than performance based) [§4(b)(i) thereof]. The specific terms and conditions of such severance will be set forth in an individualized Severance and Change of Control Agreement that shall supersede the similar terms hereof.

4.	Relocation and Legal Expenses.

Employee agrees to permanently relocate from New Jersey to the San Francisco Bay Area in connection with your duties no later than the first anniversary of your date of hire. In connection with such relocation, the Company agrees to reimburse to you up to $250,000 of relocation expenses (the “Relocation Expenses”). In order to be eligible to receive the reimbursement of Relocation Expenses, in addition to providing reasonable documentation thereof, the sale of your home in New Jersey must be completed no later than the second anniversary of your date of hire, and in such case, the Company shall reimburse only the Relocation Expense incurred following your date of hire with Meru and prior to the second anniversary of such date of hire. In addition, the Company will reimburse you up to $10,000 for attorneys’ fees incurred in connection with the review and execution of this offer letter (“Legal Expenses”). You agree to repay the Company, within thirty (30) days of a voluntary termination of employment with the Company or a termination for cause by the Company, one hundred percent (100%) of each Relocation Expense and Legal Expense if such termination occurs during the first year of your employment with Meru following the reimbursement of such expense by Meru, and you agree that the Company can offset such amounts against any amounts then owed to you.

5.	At-Will Employment.

This letter and your response are not meant to constitute a contract of employment for a specific term. Your employment with Meru is “at-will,” which means that if you accept this offer, both you and the Company will retain the right to terminate your employment at any time, with or without prior notice or cause. We do ask that you give a minimum of one (1) month written notice if you decide to resign.

Dr. Bami Bastani

March 19, 2012

6.	Miscellaneous Provisions.

By accepting this offer of employment, you represent and warrant to the Company that you are under no obligations or commitments, whether contractual or otherwise, that are inconsistent with your obligations set forth in this letter. You also represent and warrant that you will not use or disclose, in connection with your employment by the Company, any trade secrets or other proprietary information or intellectual property in which you or any other person has any right, title or interest, and that your employment by the Company will not infringe upon or violate the rights of any other person or entity. You represent and warrant to the Company that you have returned all property and confidential information relating to any prior employers (other than property and confidential information relating to Trident Microsystems, Inc., which will be returned to Trident upon your Trident Termination Date and will not used in connection with your service to Meru).

This letter and the accompanying Severance and Change of Control Agreement and Employee Confidential Information and Invention Assignment Agreement set forth all of the terms of your employment with Meru and no prior and contemporaneous communication, agreements and understandings, whether written or oral shall apply, with respect to the terms and conditions of your employment and the additional matters provided for herein. You agree that there were no promises or commitments made to you regarding your employment with Meru except as set forth in this letter, the Severance and Change of Control Agreement or in the Employee Confidential Information and Invention Assignment Agreement.

The provisions contained herein shall be construed and interpreted in accordance with the laws of the State of California, without regard to the conflict of laws principles thereof. Each such provision is severable from the others, and if any provision hereof shall be declared illegal or unenforceable by a court of competent jurisdiction, the remainder shall continue to be enforceable to the fullest extent permitted by law, as if such offending provision had not been a part of this offer letter.

This offer is contingent upon the successful completion of each of the following: (i) your executing this letter; (ii) your executing the Company’s standard Employee Confidential Information and Invention Assignment Agreement, a copy of which is enclosed herewith; (iii) your providing documentation of your legal right to work in the United States within three (3) business days of your date of hire; and (iv) the completion of a satisfactory reference and background check.

Dr. Bami Bastani

March 19, 2012

Bami, we are very pleased to extend this offer and look forward to working with you at Meru. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below, and also sign the enclosed Employee Confidential Information and Invention Assignment Agreement, and return both to me within the next two (2) business days. A duplicate original is enclosed for your records.

Sincerely,

/s/ William Quigley

William Quigley

Chairman of the Board

Meru Networks, Inc.

Enclosures:	Duplicate Original Offer Letter
Employee Confidential Information and Invention Assignment Agreement
Employee Benefit Summary
Severance and Change of Control Agreement

Acceptance:

I, Bami Bastani, have read and accept the terms of this offer of employment with Meru Networks, Inc. and I agree to the terms set forth above and in the Employee Confidential Information and Invention Assignment Agreement.

I look forward to reporting to work on March 21, 2012.

/s/ Bami Bastani	March 20, 2012
Signature	Date